UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 1, 2009

EMERGING VISION, INC.
(Exact name of Registrant as specified in its charter)

New York	001-14128	11-3096941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Quentin Roosevelt Boulevard
Garden City, New York 11530
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (516) 390-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 1, 2009, Emerging Vision, Inc. (the “Company”) entered into an agreement with Manufacturers and Traders Trust Corporation (“M&T”) to amend the terms of its Credit Agreement (the “Amendment”) to extend the revolving credit facility (the “Credit Facility”), for an additional eight months to now expire on April 1, 2010, and to  increase the monthly interest rate, effective April 1, 2009, to now calculate the variable rate at 300 basis points in excess of LIBOR (previously 275 basis points in excess of LIBOR).  All other terms of the Credit Facility remained in place.  Additionally, as of December 31, 2008, the Company was not in compliance with one of the financial covenants of the Credit Facility, however, on April 1, 2009, M&T granted the Company a waiver and agreed that such covenant was now in compliance as of December 31, 2008.

In order to secure repayment of the aggregate borrowings made under the Credit Facility, the Company reaffirmed its Security Agreements with M&T, pursuant to which (i) the Company and certain of its wholly-owned subsidiaries granted M&T a security interest in substantially all of their respective tangible and intangible assets, and reaffirmed its subsidiary’s Guarantees, pursuant to which such subsidiaries guaranteed the performance of the Company’s obligations to M&T in respect of the Credit Facility.

As of April 9, 2009, there was $4,806,854 outstanding under the Credit Facility, $500,000 utilized as collateral under the terms of a Letter of Credit agreement, and $693,146 available for future borrowings.

The descriptions of the Amendment and the related documents are filed as Exhibits 10.1 through 10.5 hereto, and which are incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable

(d)           Exhibits.

Exhibit 10.1	Revolving Line of Credit Agreement Amendment
Exhibit 10.2	Allonge – Revision Agreement of Note
Exhibit 10.3	Letter of Reaffimration of General Security Agreement
Exhibit 10.4	Letter of Reaffirmation of Guaranty
Exhibit 10.5	Reaffirmation of Pledge Agreement and Assignment and United States Collateral Assignment and Security Agreement by Emerging Vision, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGING VISION, INC.

By:	/s/ Brian Alessi
Name:                   Brian Alessi
Title:	Chief Financial Officer

Date:	April 13, 2009